Exhibit 99.1

2006 NAMED EXECUTIVE OFFICER BONUS AMOUNTS1

Stephen J. Scarborough	$4,359,009

Michael C. Cortney	$2,906,006

Andrew H. Parnes	$1,465,000

Scott D. Stowell	$1,810,380

Douglas C. Krah	$0.00

Kathleen R. Wade	$835,955

[1]	The bonuses payable to Mr. Scarborough and Mr. Cortney are payable 80% in cash and 20% in stock. The bonuses payable to the remaining named executive officers are payable in cash.